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Exhibit (e)(13)

MUTUAL NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

        This Mutual Non-Disclosure and Non-Solicitation Agreement (this "Agreement"), is made as of September 17, 2001 between EarthLink, Inc. a Delaware corporation ("EarthLink"), and PeoplePC, Inc., a Delaware corporation ("PeoplePC"). EarthLink and PeoplePC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

        1.    Purpose.    EarthLink and PeoplePC wish to have discussions relating to a potential transaction (the "Transaction") between EarthLink (and/or its subsidiaries and stockholders) and PeoplePC (and/or its subsidiaries and stockholders). In the course of such discussions, each Party expects to make available to the other Party and its Representatives (as defined herein) Evaluation Material (as defined herein) concerning the businesses, financial condition, operations, assets, properties, liabilities, and prospects of such Party. As a condition to making such information available, each Party is entering this Agreement and agrees that all Evaluation Material received by it or its Representatives from the other Party or any of its Representatives shall be treated in accordance with this Agreement.

        2.    Certain Definitions.    As used in this Agreement: (i) the term "Receiving Party" means the Party receiving Evaluation Material; (ii) the term "Furnishing Party" means the Party providing Evaluation Material or causing Evaluation Material to be provided; (iii) the term "Representatives" means the directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, investment bankers, financial advisors and other consultants and advisors engaged in connection with the review and evaluation of the Transaction) of the specified Party; and (iv) the term "Evaluation Material" means all proprietary and confidential information concerning the Furnishing Party or any of its subsidiaries or affiliates, whether in verbal, visual, written, electronic or other form, which is made available by the Furnishing Party or any of its Representatives to the Receiving Party or any of its Representatives ("Primary Evaluation Material"), together, in each case, with all notes, memoranda, summaries, analyses, studies, compilations and other writings relating thereto or based in whole or in part thereon prepared by the Receiving Party or any of its Representatives ("Derivative Evaluation Material"). Notwithstanding the foregoing, the term "Evaluation Material" shall not include, and the Parties' obligations herein (other than their obligations under paragraph 6 of this Agreement) shall not extend to information which (a) was rightfully in the possession of the Receiving Party prior to disclosure by the Furnishing Party; (b) was or is independently developed by the Receiving Party without use of the Evaluation Material; (c) is now or hereafter becomes available to the public other than as a result of disclosure by the Receiving Party or any of the Receiving Party's Representatives in violation of this Agreement; (d) becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Furnishing Party or any of its Representatives and such source is not, to the knowledge of the Receiving Party following reasonable inquiry, under any obligation to the Furnishing Party or any of its Representatives (whether contractual, legal or fiduciary) to keep such information confidential; or (e) is transmitted by or on behalf of the Furnishing Party after receiving written notification from the Receiving Party of the termination of discussions relating to the Transaction or written instructions from the Receiving Party not to furnish any further Evaluation Material.

        3.    Confidentiality and Use of Evaluation Material.

          (a)    Confidentiality of Evaluation Material.    All Evaluation Material (i) shall be used solely for the purpose of evaluating and considering the Transaction; (ii) shall be kept strictly confidential by the Receiving Party; and (iii) shall be provided by the Receiving Party solely to those of its Representatives to whom disclosure is reasonably required to facilitate the Receiving Party's evaluation or consideration of the Transaction, it being the intention of the Parties to restrict the dissemination of Evaluation Material to as small a working group as practicable. The Parties agree that all Evaluation Material is and shall remain the property of the Furnishing Party. Before providing access to Evaluation Material to any Representative, the Receiving Party shall inform such Representative of the confidentiality of the Evaluation Material, and shall advise such

  Representative that, by accepting possession of or access to such information, such Representative is agreeing to be bound by this Agreement. Each Party shall be responsible for any breach of this Agreement by any of its Representatives.

          (b)    Compulsory Disclosure of Evaluation Material.    If the Receiving Party or its Representatives are requested or required in any judicial, arbitral or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or otherwise), or the Receiving Party is so requested or required to disclose any of the facts disclosure of which is prohibited under paragraph (3)(e) of this Agreement, the Receiving Party shall give the Furnishing Party prompt notice of such request so that the Furnishing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and, upon the Furnishing Party's request and at the Furnishing Party's expense, shall reasonably cooperate with the Furnishing Party in seeking such an order. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Furnishing Party, the Receiving Party is nontheless, in the opinion of the Receiving Party's or (in the case of disclosure requested or required of a Representative, such Representative's) outside counsel or General Counsel, legally compelled to disclose Evaluation Material, the Receiving Party shall disclose only that portion of the Evaluation Material which the Receiving Party is legally required to disclose and upon the Furnishing Party's request and at the Furnishing Party's expense, shall use all requisite reasonable efforts to obtain assurances that confidential treatment will be accorded to such Evaluation Material to the extent such assurances are available. Subject to the foregoing conditions and limitations, the Receiving Party may disclose Evaluation Material under the circumstances set forth in this paragraph (b) without liability hereunder.

          (c)    Other Public Disclosure.    Except (i) for such public disclosure as may be necessary, in the good faith judgment of the disclosing Party consistent with advice of counsel, for the disclosing Party not to be in violation of any applicable law, regulation or order, or (ii) with the prior written consent of the order Party, neither Part shall:

            (x)  make any disclosure (and each Party shall direct its Representatives not to make any disclosure) to any person of (A) the fact that discussions, negotiations or investigations are taking or have taken place concerning a Transaction, (B) the existence or contents of this Agreement, or the fact that either Party has requested or received Evaluation Material from the other Party, or (C) any of the terms, conditions or other facts with respect to any proposed Transaction, including the status of the discussions or negotiations related thereto, or

            (y)  make any public statement concerning a proposed Transaction.

          (d)    Notice    If either Party proposes to make any disclosure in reliance on clause (i) above, the disclosing Party shall, to the extent practicable, provide the other Party with the text of the proposed disclosure as far in advance of its disclosure as is practicable and shall in good faith consult with and consider the suggestions of the other Party concerning the nature and scope of the information it proposes to disclose. Notwithstanding the foregoing, a Party may make such public announcement or public statement if in the opinion of such Party's outside counsel or General Counsel, such public announcement or public statement is necessary to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which such Party's securities are listed or trade. In such event, the disclosing Party shall use its reasonable best efforts to give advance notice to the other Party and to consult with the other Party on the timing and content of any such public announcement or public statement.

          (e)    Certain Securities Law Restrictions.    Each Party acknowledges that the Evaluation Material may contain material nonpublic information concerning the Furnishing Party. Each Party further acknowledges its awareness of the restrictions imposed by federal and state securities laws on persons in possession of material nonpublic information. Nothing herein shall constitute an admission by either Party that any Evaluation Material in fact contains material nonpublic information concerning the Furnishing Party.

          (f)    Contact with Employees and Representatives.    Neither Party shall communicate with any employee of the other Party regarding the Transaction or disclose any Evaluation Material to any employee or Representative of the other Party, other than the employees and Representatives named on the working group lists provided by the Parties from time to time.

          (g)    General.    Notwithstanding any other provision of this Agreement, neither Party will be restricted from using the information contained in the Evaluation Material that is retained in the minds of Representatives who have had access to the other Party's Evaluation Material, unless such use shall infringe on any of such Party's patent rights, trademark rights or copyright rights.

        4.    Accuracy of Evaluation Material: No Representations or Warranties.    Each Party acknowledges and agrees (a) that no representation or warranty, express or implied, is made by either Party or any of its respective Representatives as to the accuracy or completeness of the Evaluation Material, and (b) that the Parties shall be entitled to rely only on those representations and warranties (if any) that may be made in a definitive written agreement for the Transaction, signed and delivered by both Parties, and then only to the extent, and subject to the limitations, provided therein.

        5.    No Solicitation.

          (a) For a period of one year subsequent to the termination of discussions regarding a Transaction, neither Party shall, without the prior written consent of the other Party, directly or indirectly solicit for hire any person currently employed by the other Party (or any of its subsidiaries) with whom the hiring Party first has contact, or who first becomes known to the hiring Party. In the course of the Parties' discussions and due diligence with respect to the proposed Transaction; provided, however, that the foregoing provision shall not prevent either Party, without such consent, from employing any employee who (i) contacts the hiring Party directly at his or her own initiative without any direct or indirect solicitation by or encouragement from the hiring Party, (ii) responds to a mass media solicitation or advertisement consistent with the hiring Party's past practices that is not directed at employees of the other Party or (iii) is identified by a third party executive search firm or employment agency without any assistance from such Party.

          (b) For a period one year from the date of this Agreement, neither Party shall, without the prior written consent of the other Party or the other Party's board of directors, either directly or indirectly through any affiliate or Representative or otherwise: (i) acquire, offer to acquire, or agree to acquire, by purchase, tender offer, merger, consolidation, share exchange or otherwise, ownership or control of any voting securities, or any direct or indirect right to acquire any voting securities, of the other Party, any subsidiary thereof, or any successor corporation thereto; (ii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the rules and regulations of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other Party; (iii) seek or propose to influence or control the management or policies of the other Party; (iv) make any public announcement with respect to, or submit a proposal for, or offer of any merger, acquisition or other business combination or extraordinary transaction involving the other Party or any of its subsidiaries or any securities or assets of the other Party or any of its subsidiaries; (v) form, join or in any way participate in a "group"( as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing, or (vi) request the other Party or any of the other party's Representatives to amend or waive any provision of this paragraph 5(b) in any manner which may reasonably be expected to compel or result in public disclosure; provided that such limitations shall expire upon the public announcement of a third party tender offer for more than fifty percent of the outstanding voting securities of the other Party or a business combination between the other Party and a third party. Each Party (the "Representing Party") represents and warrants to the other Party that as of the date of this Agreement the Representing Party does not directly or indirectly own or possess voting or dispositive control over any voting securities of the other Party.

        6.    Return and Destruction of Evaluation Material.    At any time after termination of discussions by either Party with respect to the Transaction, upon the request of the Furnishing Party, the Receiving Party shall promptly (and in no event later than five business days after such request) (a) redeliver or cause to be redelivered to the Furnishing Party all copies of all Primary Evaluation Material in the possession or control of the Receiving Party or its Representatives which is in a visual or written format and erase or destroy all copies of all such Primary Evaluation Material which is stored in electronic format, and (b) destroy or cause to be destroyed all Derivative Evaluation Material in the possession or control of the Receiving Party or any of its Representatives. Nothing herein shall obligate the Receiving Party to provide any Derivative Evaluation Material to the Furnishing Party. Notwithstanding the return, destruction or erasure of Evaluation Material hereunder, the Receiving Party and its Representatives shall continue to be bound by their confidentiality and other obligations hereunder.

        7.    Remedies.    Each Party agrees that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by it or any of its Representatives, and that in addition to all other remedies which either Party may have, each Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. In the event that either Party should institute proceedings to enforce any provision of this Agreement, the prevailing Party in such proceedings shall be entitled to recover all expenses relating to the enforcement of this Agreement, including reasonable attorneys' fees and costs, in addition to any other remedies.

        8.    Miscellaneous.

          (a)    No License.    Neither Party grants a license, by implication or otherwise, under any of its trade secrets or other intellectual property rights to the Receiving Party. The terms of this Agreement shall not be construed to limit either Party's right to independently develop or acquire products without use of the other Party's Evaluation Material. The Furnishing Party acknowledges that the Receiving Party may currently or in the future develop information internally, or receive information from other parties, that is similar to the Evaluation Material. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for its products, concepts, systems, or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Evaluation Material, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.

          (b)    Entire Agreement.    This Agreement contains the sole and entire agreement between the Parties with respect to the confidentiality of the Evaluation Material and the confidentiality of their discussions, negotiations and investigations concerning a Transaction.

          (c)    Amendment and Waiver.    This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both Parties.

          (d)    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not impair or affect the validity or enforceability of any other provision of this Agreement unless the enforcement of such provision in such circumstances would be inequitable.

          (e)    No Obligation to Complete a Transaction.    It is expressly understood that this Agreement is not intended to, and does not, constitute an agreement to consummate a Transaction, to conduct or continue negotiations with respect to a Transaction, or to enter into a definitive agreement with respect to a Transaction, and neither Party shall have any rights or obligations of any kind whatsoever with respect to such a Transaction by virtue of this Agreement or by virtue of any other written or oral expression by the Parties' respective Representatives unless and until a definitive agreement with respect to a Transaction is executed and delivered by both Parties, other than for the matters specifically agreed to herein. Both Parties further acknowledge and agree that each Party reserves the right, in its sole discretion, to provide or not to provide Evaluation Material to the Receiving Party under this Agreement, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time. If either Party determines not to proceed with negotiations with respect to a Transaction, it will promptly inform the other Party of such determination.

          (f)    Governing Law; Forum.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to the principles of the conflict of laws thereof. Each Party consents and submits to the exclusive jurisdiction of the federal and state courts in the State of Georgia, and the city of Atlanta, for the adjudication of any action, suit, or proceeding arising out of or otherwise relating to this Agreement.

  [Signatures on following page]

        The Parties have executed this Agreement as of the date first written above.

EarthLink, Inc.		PeoplePC, Inc.
By:	/s/ BRINTON O.C. YOUNG	By:	/s/ CHARLES ORTMEYER
Name:	Brinton O.C. Young	Name:	Charles Ortmeyer
Title:	EVP of Strategic Planning	Title:	SVP and General Counsel

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MUTUAL NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT